Exhibit 99.2

Diamond Foods Completes Refinancing of Debt Capital Structure

New Facility to Lower Cost of Debt and Provide Greater Financial Flexibility Long-Term

SAN FRANCISCO, February 19, 2014 (GLOBE NEWSWIRE) — Diamond Foods, Inc. (NASDAQ: DMND) (the “Company” or “Diamond”) today completed the refinancing of its debt capital structure, as previously announced.

“We are pleased with our new debt structure,” stated Ray Silcock, Diamond’s Chief Financial Officer. “In addition to substantially reducing interest expense, it will also provide us financial flexibility for the future.”

The Company today closed its previously announced Rule 144A offering of $230 million in aggregate principal amount of 7.000% Senior Notes due 2019. Credit Suisse Securities (USA) LLC, Wells Fargo Bank, National Association, Barclays Capital Inc., BMO Capital Markets Inc., and SunTrust Robinson Humphrey Inc. acted as initial purchasers of the notes. The proceeds from the offering will be used to prepay outstanding indebtedness under the Company’s existing credit facility and to redeem its senior unsecured notes due 2020 held by Oaktree, including a prepayment premium.

Diamond also announced today the closing of a $125 million syndicated secured credit facility pursuant to an asset based Credit Agreement, among the Company, as Borrower, Wells Fargo Bank, National Association, as Administrative Agent, Swing Line Lender, Syndication Agent, Sole Lead Arranger and Sole Bookrunner, SunTrust Bank as Documentation Agent, and the other Lenders party thereto. The ABL Credit Facility has a 4.5 year term, during which the Company may make aggregate drawings not to exceed the lesser of $125 million and an amount equal to the Borrowing Base. Under the ABL Credit Facility, the Company has a $20 million sublimit for the issuance of letters of credit, and a Swing Line Facility of up to $12.5 million for same day borrowings. The ABL Credit Facility was used to refinance certain indebtedness of the Company, and may be used to finance the ongoing general corporate needs of the Company and its subsidiaries.

In addition, the Company entered into a $415 million 4.5 year syndicated secured credit facility pursuant to a term Credit Agreement among the Company, as Borrower, Credit Suisse AG, Cayman Islands Branch, as Administrative Agent and Collateral Agent, Credit Suisse Securities (USA) LLC, Wells Fargo Securities, LLC, Barclays Bank PLC, BMO Capital Markets and Suntrust Robinson Humphrey, Inc., as Joint Lead Arrangers and Joint Bookrunners, Wells Fargo Bank, N.A. Barclays Bank PLC, Bank of Montreal and Suntrust Bank as Co-Documentation Agents, and the other Lenders party thereto. Under the Term Credit Facility, the Company made a single drawing of $415 million on the Closing Date. The Company may request an additional term loan of up to $100 million, plus an unlimited amount under certain terms and conditions set forth in the Term Credit Facility.

The ABL Credit Facility and the Term Loan Credit Facility replace the Credit Agreement dated as of February 25, 2010 among the Company, Bank of America, N.A., as Administrative Agent, and the other agents and lenders party thereto, which terminated on February 19, 2014.

The notes sold by the Company have not been registered under the Securities Act of 1933, as amended, or the Securities Act, or under any state securities law and may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act and applicable state securities laws. The notes were sold only to qualified institutional buyers under Rule 144A and outside the United States in compliance with Regulation S under the Securities Act. This press release does not constitute an offer to sell any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

About Diamond Foods

Diamond Foods is an innovative packaged food company focused on building and energizing brands including Kettle® Chips, Emerald® snack nuts, Pop Secret® popcorn, and Diamond of California® nuts. Diamond’s products are distributed in a wide range of stores where snacks and culinary nuts are sold. For more information, visit the Company’s corporate web site: http://www.diamondfoods.com.

Note Regarding Forward-looking Statements

Statements included in this press release which are not historical facts are forward looking statements including statements about improving financial flexibility. These forward-looking statements are based on our assumptions and expectations only as of the date of this press release. We use the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “seek,” “may” and other similar expressions to identify forward-looking statements about our future expectations, projections of future results or financial condition, or other “forward-looking” information. You should carefully consider cautionary statements in this press release and under the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the periodic reports that we file from time to time with the SEC. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements. Actual results may differ materially from what we currently expect because of many risks and uncertainties, such as: unexpected delays or increased costs in implementing our business strategies; changes in consumer preferences for snack and nut products; risks relating to our leverage, including the cost of our debt and its effect on our ability to respond to changes in our business, markets and industry; the dilutive impact of equity issuances; risks relating to litigation and regulatory proceedings; uncertainties relating to our relations with growers; availability and cost of walnuts and other raw materials; increasing competition and possible loss of key customers; and general economic and capital markets conditions.

Contact

Investors

ICR

Katie Turner

415-230-7952

Media

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Anton Nicholas/Jessica Liddell

415-445-7431